Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Zhongchao Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Type(1)	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Class A ordinary shares, par value US$ 0.001 per share	457(c)	19,600,000	(1)	$2.0282	(2)	$39,752,720	0.00015310	$6,086.14
		Total Offering Amounts						$39,752,720		$6,086.14
		Total Fees Previously Paid								-
		Total Fees Offsets								-
		Net Fee Due								$6,086.14

(1)	Represents an aggregate of 19,600,000 Class A ordinary shares registered for resale, consisting of (i) 10,000,000 Class A ordinary shares held by the selling shareholders and (ii) 9,600,000 Class A ordinary shares issued upon cashless exercise of warrants held by the selling shareholders. This registration statement also includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the high ($2.145) and low ($1.9114) prices of the Class A ordinary shares as reported on the Nasdaq Capital Market on December 16, 2024, which is a date within five (5) business days prior to the filing date of this registration statement.